Exhibit 99.1

Media Contact:	or	Investor/analyst contact:
Bobbie Egan		Chris Berry
Media Relations Manager		Managing Director of Investor Relations
(206) 392-5134		(206) 392-5260

October 3, 2013

Alaska Air Group Reports September Operational Results

SEATTLE - Alaska Air Group Inc. (NYSE: ALK) today reported September and year-to-date operational results for its subsidiaries, Alaska Airlines and Horizon Air, and on a combined basis. Detailed information is provided below.

ALASKA AIRLINES - MAINLINE
Alaska reported a 4.3 percent increase in traffic on a 5.9 percent increase in capacity compared to September 2012. This resulted in a 1.2 point decrease in load factor to 82.8 percent. Alaska also reported 87.6 percent of its flights arrived on time in September, compared to the 89.6 percent reported in September 2012.
The following table shows Alaska's operational results for September and year-to-date 2013, compared to the prior-year periods:

	September				Year-to-Date
	2013	2012	Change		2013	2012	Change
Revenue passengers (in thousands)	1,546	1,460	5.9%		14,973	14,012	6.9%
Revenue passenger miles RPM (in millions)	1,981	1,899	4.3%		19,864	18,351	8.2%
Available seat miles ASM (in millions)	2,393	2,261	5.9%		22,973	21,124	8.7%
Passenger load factor	82.8%	84.0%	(1.2	) pts	86.5%	86.9%	(0.4	) pts
On-time arrivals as reported to U.S. DOT	87.6%	89.6%	(2.0	) pts	87.0%	88.1%	(1.1	) pts

-more-

HORIZON AIR
Horizon reported a 3.8 percent increase in September traffic on flat capacity compared to September 2012. This resulted in a 2.9 point increase in load factor to a September record 79.7 percent. Horizon also reported 84.6 percent of its flights arrived on time in September, compared to the 94.0 percent reported in September 2012.
The following table shows Horizon's operational results for September and year-to-date 2013, compared to the prior-year periods:

	September				Year-to-Date
	2013	2012	Change		2013	2012	Change
Revenue passengers (in thousands)	575	547	5.1%		5,326	5,053	5.4%
RPMs (in millions)	175	168	3.8%		1,629	1,559	4.5%
ASMs (in millions)	219	219	—%		2,009	1,996	0.6%
Passenger load factor	79.7%	76.8%	2.9	pts	81.1%	78.1%	3.0	pts
On-time arrivals as reported to U.S. DOT	84.6%	94.0%	(9.4	) pts	88.6%	91.8%	(3.2	) pts

AIR GROUP
On a combined basis, Air Group reported a 4.1 percent increase in traffic on a 5.2 percent increase in capacity compared to September 2012. This resulted in a 0.8 point decrease in load factor to 82.6 percent. These statistics include flights operated by Alaska and those under capacity purchase agreements, including Horizon, SkyWest and PenAir.
The following table shows the operational results for September and year-to-date 2013, compared to the prior-year periods:

	September				Year-to-Date
	2013	2012	Change		2013	2012	Change
Revenue passengers (in thousands)	2,168	2,055	5.5%		20,720	19,510	6.2%
RPMs (in millions)	2,196	2,109	4.1%		21,852	20,287	7.7%
ASMs (in millions)	2,659	2,528	5.2%		25,397	23,557	7.8%
Passenger load factor	82.6%	83.4%	(0.8	) pts	86.0%	86.1%	(0.1	) pts

-more-

Alaska Airlines, a subsidiary of Alaska Air Group (NYSE: ALK), together with its partner regional airlines, serves 95 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines has ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates North America Airline Satisfaction StudySM for six consecutive years from 2008 to 2013. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines Newsroom at www.alaskaair.com/newsroom.

# # #